Exhibit 99.1

Excerpt from Bank of Hawaii Corporation

Press Release dated September 30, 2005

[Caption omitted]

HONOLULU, HI (September 30, 2005) – Bank of Hawaii Corporation (NYSE: BOH) (the “Company”) announced today that it has received a so-called “Wells notice” from the staff of the Pacific Regional Office of the Securities and Exchange Commission.  The Asset Management Group of Bank of Hawaii, a division of the Company’s principal subsidiary, Bank of Hawaii (the “Bank”), which serves as a registered investment adviser to the Pacific Capital Funds (the “Funds”), a mutual fund family, has also received a notice, as have the Funds and four present or former officers of the Bank three of whom also are serving or have served in a significant capacity with the Funds.  These notices indicate that the staff is considering whether to recommend that the Commission bring civil enforcement actions against the recipients of the Wells notices for possible violations of the federal securities laws.

The proposed actions all arise out of alleged market timing and/or excessive trading in the Funds in 2002 and 2003 by an individual whose employment subsequently was terminated by the Bank.  The former employee, who was not involved in the management of the Funds’ portfolios and did not provide investment advice to Bank customers, traded his personal funds through an omnibus account in which his retirement assets were invested.  This activity was reported in the local media in February 2004.

Management believes that the former employee may have increased the value of his retirement account by approximately $110,000 (based upon a “Next Day NAV” calculation) as a result of alleged market timing primarily in the New Asia Growth Fund.  The Bank, the Funds, and their service providers have subsequently enhanced procedures to detect and prevent similar transactions.

There has been no suggestion that the recipients of the Wells notices profited or sought to profit from the alleged market timing and/or excessive trading of this former employee.  There has also been no suggestion that the recipients of the Wells notices themselves engaged in market timing or late day trading or that they entered into any special arrangements to permit market timing or late day trading in exchange for compensation or business consideration.

Bank of Hawaii has agreed to reimburse the Pacific Capital Funds’ for losses and legal and other costs associated with this matter.  Bank of Hawaii has also agreed to advance the legal fees of the individuals who have received notices.

A Wells notice indicates that the SEC staff has made a preliminary decision to recommend that the Commission authorize the staff to bring enforcement action.  In accordance with SEC procedures, the recipients of the Wells notices have responded or will respond to the notices, asserting that none of them engaged in wrongdoing and describing actions taken by the Bank and the Pacific Capital Funds to detect and deter market timing.

The Company understands that these Wells notices arose out of the SEC staff’s ongoing investigations of practices in the mutual fund industry.  The Company believes that all parties have cooperated with the SEC staff’s investigations.

The Company and the Bank desire to resolve the matter as quickly as possible, but cannot predict when or how the investigation will be resolved.  The Company expects to record a pretax charge of approximately $3.8 million during the third quarter of 2005 for estimated legal and other expenses related to this matter.  The Company’s previous earnings estimate of approximately $176.0 million to $179.0 million in net income for the full year of 2005 remains unchanged.  Based on its understanding of prior cases, the Company does not believe that the ultimate outcome of this matter will be material to its financial condition.

[Unrelated information omitted]

This press release contains statements about the Company’s future that are not statements of historical fact.  The words “estimate,” “expect,” “plan,” and similar expressions signify forward-looking statements.  These statements are “forward-looking statements” for purposes of applicable securities laws, and based on current information and/or management’s good faith belief as to future events.  Forward-looking statements are subject to risks and uncertainties, which change over time.  The following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the factors mentioned in this release or previously disclosed in the Company’s SEC reports (on the SEC’s website, www.sec.gov); (2) the Company’s inability to predict the outcome of the SEC staff’s investigations; (3) uncertainty as to future legal costs and other expenses associated with the SEC staff’s investigations; (4) potential collateral legal consequences of the outcome of the SEC staff’s investigations; and (5) the reputational impact of the SEC staff’s investigations or their ultimate outcome on such matters as business generation and retention, funding and liquidity.  Forward-looking statements speak only as of the date the statement was made.  The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information.  If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements.